FOR IMMEDIATE RELEASE

NOVELOS THERAPEUTICS ANNOUNCES $1.5 MILLION REGISTERED DIRECT OFFERING

NEWTON, Mass., July 22, 2010 – Novelos Therapeutics, Inc. (OTCBB: NVLT), a biopharmaceutical company developing therapeutics to treat cancer and hepatitis, today announced that Novelos entered into a definitive agreement with institutional investors to sell units consisting of an aggregate of 21,428,576 shares of its common stock and five-year warrants to purchase up to an aggregate of 16,071,434 shares of its common stock at an exercise price of $0.07 per share, for gross proceeds of $1.5 million.  The net proceeds of the offering, after deducting $120,000 in placement agent fees and an estimated $130,000 in other transaction expenses, are estimated to be $1.25 million.  Each unit consists of one share of common stock and a warrant to purchase 0.75 shares of common stock.  The price per unit at which the units are being sold in the offering is $0.07.

In connection with obtaining the consent of our preferred stockholders for the transaction, we will issue five-year warrants to them for the purchase of up to an aggregate of 16,071,434 shares of common stock at an exercise price of $0.105 per share following the consummation of the transaction.

“This financing will provide us with capital into Q2 of 2011,” said Harry Palmin, President and CEO of Novelos.  “We will seek to design a larger randomized controlled trial in breast cancer based on a recent positive Phase 2 result, as well as explore NOV-002 clinical development in other solid tumors in combination with immunogenic chemotherapies.  Meanwhile, we intend to expand our pipeline through licensing or acquiring clinical-stage oncology compounds, utilizing our experienced and proven development team.”

The shares and warrants were offered by the Company pursuant to an effective registration statement filed with the Securities and Exchange Commission and declared effective on July 8, 2010.  This press release is not an offer to sell or the solicitation of an offer to buy securities.

About Novelos Therapeutics, Inc.
Novelos Therapeutics, Inc. is a biopharmaceutical company developing oxidized glutathione-based compounds for the treatment of cancer and hepatitis.  Our lead compound, NOV-002, has been administered to approximately 1,000 cancer patients in clinical trials and is in Phase 2 development for solid tumors in combination with chemotherapy.  Novelos is seeking to expand our pipeline through licensing or acquiring clinical stage compounds or technologies for oncology indications.  For additional information about Novelos please visit www.novelos.com

COMPANY	INVESTOR RELATIONS
Harry S. Palmin, President and CEO	Stephen Lichaw
Ph: 617-244-1616 x11	Ph: 201-240-3200
Email: hpalmin@novelos.com	Email: slichaw@novelos.com
Novelos Therapeutics, Inc.
One Gateway Center, Suite 504

Newton, MA 02458
This news release contains forward-looking statements.  Such statements are valid only as of today, and we disclaim any obligation to update this information.  These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made.  These statements are based on our current beliefs and expectations as to such future outcomes.  Drug discovery and development involve a high degree of risk.  Factors that might cause such a material difference include, among others, uncertainties related to the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical trials, the FDA review process and other government regulation, our  pharmaceutical collaborators’ ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third-party reimbursement.
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